Exhibit 99.1
Press Release
September 13, 2006

Newgold Takes Next Step Towards Production; 9/13/2006

Submits Application for Water Pollution Control Permit

SACRAMENTO, CA, Sep 13, 2006 --

Newgold, Inc. (OTCBB: NGLD) announced today that it has submitted its "Application for Water Pollution Control Permit and Design Report" for its Relief Canyon Mining Project to the Nevada Division of Environmental Protection (NDEP). "The Water Pollution Control Permit application is a major milestone in the multi year process of becoming a producing gold mine in the state of Nevada. The permitting process is lengthy and submitting the Water Pollution Control permit application is a very positive sign that our process is nearing completion," commented Scott Dockter, Newgold CEO. This document provides the Bureau of Land Management (BLM) and the NDEP with information regarding the characteristics of the site, proposed management of process fluids, monitoring, and tentative plans for future closure operations. Additionally, this fulfills Nevada state requirements and illustrates the plan to prevent undue degradation of public lands while the Relief Canyon Mining Project is in operation.

Major components of the application include detailed descriptions of how fluids play a role in this heap leach operation, how they are contained and recirculated, as well as contingency plans for emergency scenarios. In this report, Newgold demonstrates its active commitment to compliance with government agencies, as well as a commitment to maintaining a safe and healthy environment, free from unnecessary contamination.

"Newgold is entering an exciting new era and this is another major step in our evolution," said Mr. Dockter. "We are pleased to be able to announce this publicly, and look forward to completing the final steps towards commencing our gold production program."

Newgold expects to move towards its production phase in 2007, subject to regulatory approval that is anticipated prior to the end of 2006. In addition to Relief Canyon, Newgold has announced its intention to conduct 40,000 feet of drilling at the Red Caps property adjoining Barrick Gold's Pipeline projects in the highly mineralized Eureka- Cortez- Battle Mountain trend. Additional information about Newgold, Inc can be found by visiting its web site at www.newgold.com.

Safe Harbor Statement

The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended that involve risks and uncertainties. Although Newgold believes that the expectations reflected in such forward-looking statements are reasonable, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Newgold cautions investors that any forward-looking statements made by Newgold are not guarantees of future performance and those actual results may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those reflected in forward-looking statements include, but are not limited to, risks and uncertainties regarding the actual mineralization of Newgold's mining properties, the unproven nature of and potential changes to Newgold's business model, the risk that the capital and other resources that Newgold will need to exploit its business model will not be available, and the risks discussed in Newgold's Form 10-KSB and in Newgold's 10-QSB's and in Newgold's other filings with the Securities and Exchange Commission.

Contact Information:
Scott Dockter President/CEO
(916) 449-3913
scott@newgold.com

Jim Kluber EVP/CFO
(916) 449-3913
jim@newgold.com